CONSENT OF INDEPENDENT REGISTRERED PUBLIC ACCOUNTING FIRM

ClearSign Combustion Corporation

Seattle, Washington

We consent to the incorporation by reference in Registration Statement of ClearSign Combustion Corporation on Form S-8 with respect to the registration of 985,434 shares of the Company’s common stock for the Company’s 2011 Equity Incentive Plan and 80,000 shares of common stock underlying warrants issued for compensation of our report dated January 23, 2012, relating to the financial statements of ClearSign Combustion Corporation as of December 31, 2011 and 2010, and the related statement of operations, stockholders’ equity (deficit), and cash flows for each of the years ended December 31, 2011 and 2010, and for the period from inception (January 23, 2008) through December 31, 2011, which is contained in a prospectus filed on April 25, 2012 pursuant to Rule 424(b)1 promulgated under the Securities Act of 1933. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Gumbiner Savett Inc.

November 9, 2012